                                               Filed pursuant to Rule 424(b)(5)
                                               Registration File No.: 333-121067

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED MAY 17, 2006

PRELIMINARY PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 18, 2005)

                                $
                          LEHMAN BROTHERS HOLDINGS INC.
                     ABSOLUTE BUFFER NOTES DUE JUNE   , 2010
                    LINKED TO A BASKET OF FOUR STOCK INDICES

                              --------------------

General:                              Payments:

o  Senior unsecured debt securities   o  No interest or other payments prior to
   of Lehman Brothers Holdings.          maturity.

o  Linked to a basket of four stock   o  On the stated maturity date, Lehman
   indices: the Dow Jones EURO           Brothers Holdings will pay to you, per
   STOXX 50(SM) Index, the FTSE 100      $1,000 note, an amount equal to:
   Index(TM), the Nikkei 225(SM)
   Index and the S&P(R)/ASX 200          -- If the final basket return is zero
   Index. These indices will                or positive, $1,000 + ($1,000 x the
   initially represent 33.3%,               upside participation rate x the
   30.5%, 27.1% and 9.1%,                   final basket return).
   respectively, of the basket.
                                         -- If the final basket return is
o  Denominations: $1,000 and whole          negative and the final basket level
   multiples of $1,000.                     is equal to or greater than the
                                            threshold level, $1,000 + ($1,000 x
o  Minimum initial investment:              the absolute value of the final
   $10,000.                                 basket return).

o  Stated maturity date: June   ,        -- If the final basket return is
   2010, subject to postponement if         negative and the final basket level
   the valuation date with respect          is less than the threshold level,
   to any component index is                $1,000 + ($1,000 x the final basket
   postponed.                               return).

o  Valuation date: June   , 2010,      The final basket return will equal:
   subject to postponement with
   respect to any component index      final basket level - initial basket level
   if such day is not a measurement    -----------------------------------------
   day or if a market disruption                 initial basket level
   event occurs, in each case with
   respect to such component index.   The initial basket level is 1000. The
                                      final basket level will generally be the
o  Upside participation rate: A       closing basket level on the valuation
   fixed rate that Lehman Brothers    date. The closing basket level on any
   Holdings currently estimates       particular day will generally be based on
   will range from 150% to 160%.      the closing levels of the component
                                      indices on such day. It will generally
o  Threshold level: 800, which is     equal the sum of the closing level of the
   80% of the initial basket level.   Dow Jones EURO STOXX 50 Index on such date
                                      multiplied by       , the closing level of
o  The notes will not be listed on    the FTSE 100 Index multiplied by      ,
   any exchange.                      the closing level of the Nikkei 225 Index
                                      multiplied by       and the closing level
                                      of the S&P/ASX 200 Index multiplied
                                      by      .

     Investing in the notes involves risks. Risk Factors begin on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                   PER NOTE        TOTAL
                                                  ----------   -------------
Public offering price .........................           %     $
Underwriting discount .........................           %     $
Proceeds to Lehman Brothers Holdings ..........           %     $

Lehman Brothers Holdings has granted the underwriter an option to purchase,
within 13 days of the original issuance, up to an additional $         aggregate
principal amount of notes on the same terms and conditions as set forth above solely to cover over-allotments, if any.

The notes are expected to be ready for delivery in book-entry form only through
The Depository Trust Company on or about June   , 2006.

                              --------------------

Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus supplement and the accompanying prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

                              --------------------

                                 LEHMAN BROTHERS

June   , 2006

Each component index is a service mark or trademark of the sponsor of such component index and has been, or will be, licensed for use by Lehman Brothers
Holdings Inc. The notes, linked to the performance of the component indices, are not sponsored, endorsed, sold or promoted by the sponsors of such component indices and the sponsors of such component indices make no representation regarding the advisability of investing in the notes.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NO ONE HAS BEEN
AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT
THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF
THE DOCUMENT. SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE
OFFER IS NOT PERMITTED.

                                ----------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                              PROSPECTUS SUPPLEMENT

                                   PROSPECTUS

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED

                                      S-2

                            SUMMARY INFORMATION - Q&A

This summary highlights selected information from the prospectus supplement and the accompanying prospectus to help you understand the notes. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risk Factors" section beginning on page S-7 to determine whether an investment in the notes is appropriate for you.

WHAT ARE THE NOTES?

The notes are a series of senior debt of Lehman Brothers Holdings Inc. ("Lehman
Brothers Holdings") whose trading price is linked to the performance of a basket of four stock indices. The component indices are the Dow Jones EURO STOXX 50
Index, the FTSE 100 Index, the Nikkei 225 Index and the S&P/ASX 200 Index. These
indices will initially represent 33.3%, 30.5%, 27.1% and 9.1%, respectively, of the basket. See "The Basket", "The Dow Jones EURO STOXX 50 Index," "The FTSE 100
Index," "The Nikkei 225 Index" and "The S&P/ASX 200 Index." The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except
subordinated debt, and will mature on June   , 2010, subject to postponement if
the valuation date with respect to any component index is postponed.

WHO PUBLISHES THE COMPONENT INDICES AND WHAT DO THEY MEASURE?

Dow Jones EURO STOXX 50 Index. The Dow Jones EURO STOXX 50 Index is a stock index published by STOXX Limited ("STOXX") that measures the aggregate price changes in selected Eurozone stocks against a fixed base quantity weight. The
Dow Jones EURO STOXX 50 Index is currently based on 50 stocks of market sector leaders from within the Dow Jones EURO STOXX index. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. The Dow Jones
EURO STOXX 50 Index is a free float capitalization weighted stock index, which means an underlying stock's weight in the Dow Jones EURO STOXX 50 Index is based on free float adjusted market capitalization of the issuer of the underlying stock.

FTSE 100 Index. The FTSE 100 Index is a stock index published by FTSE
International Limited ("FTSE") that measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange Plc (the "LSE"). The 100 stocks included in the FTSE 100 are selected from a reference group of stocks trading on the LSE which are in turn selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The underlying stocks are selected from this reference group by selecting 100 stocks with the largest market value. The FTSE
100 Index is a free float capitalization weighted index, which means an underlying stock's weight in the FTSE 100 Index is based on free float adjusted market capitalization of the issuer of the underlying stock.

Nikkei 225 Index. The Nikkei 225 Index is a stock index published by Nihon
Keizai Shimbun, Inc. ("NKS") that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 stocks traded on the Tokyo Stock Exchange (the "TSE") and represents a broad cross section of Japanese industry. All 225 underlying stocks are stocks listed in the
First Section of the TSE and are, therefore, among the most actively traded stocks on the TSE. The Nikkei 225 Index is a modified, price-weighted index, which means an underlying stock's weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer of the underlying stock.

S&P/ASX 200 Index. The S&P/ASX 200 Index is a stock index published by the
Standard & Poor's Australian Index Committee (the "ASX Committee") that measures the composite price performance of stocks of the top 200 companies ranked by market size on the Australian Stock Exchange (the "ASX"). The S&P/ASX 200 Index
is comprised of the S&P/ASX 100 Index plus an additional 100 stocks selected by the ASX Committee. The weighting of constituents in the S&P/ASX 200 Index is determined by the free float assigned to each stock by the ASX Committee.

                                ----------------

Please note that an investment in the notes does not entitle you to any ownership or other interest in the securities underlying the component indices.

                                      S-3

WHAT PAYMENTS WILL I RECEIVE ON THE NOTES BEFORE MATURITY?

None. No interest or other payments will be made on the notes before maturity.

WHAT WILL I RECEIVE IF I HOLD THE NOTES UNTIL THE STATED MATURITY DATE?

On the stated maturity date, Lehman Brothers Holdings will pay to you, per
$1,000 note, an amount equal to:

o    If the final basket return is zero or positive, $1,000 + ($1,000 x the upside participation rate x the final basket return).

o    If the final basket return is negative and the final basket level is equal to or greater than the threshold level, $1,000 + ($1,000 x the absolute value of the final basket return).

o    If the final basket return is negative and the final basket level is less than the threshold level, $1,000 + ($1,000 x the final basket return).

The final basket return will equal:

                    final basket level - initial basket level
                    -----------------------------------------
                              initial basket level

The upside participation rate will be a fixed rate that Lehman Brothers Holdings currently estimates will range from 150% to 160%. The threshold level is 800, which is 80% of the initial basket level (subject to appropriate adjustment by the calculation agent to reflect adjustments in one or more of the component indices, if applicable).

The initial basket level is 1000. The final basket level will generally be the closing basket level on the valuation date, which, except as described below, will be the third business day before the stated maturity date. The closing basket level on any particular day will generally be based on the closing levels of the component indices on such day. It will generally equal the sum of the closing level of the Dow Jones EURO STOXX 50 Index on such date multiplied by
   , the closing level of the FTSE 100 Index multiplied by      , the closing
level of the Nikkei 225 Index multiplied by        and the closing level of the
S&P/ASX 200 Index multiplied by      . The multipliers will be fixed on the date
of the prospectus supplement so that the component indices constitute the initial percentages of the basket set forth below under "The Basket." The multipliers are subject to adjustment under certain circumstances.

If the third business day before the stated maturity date is not a measurement day with respect to a component index or if the calculation agent determines that one or more market disruption events have occurred with respect to a component index on that day, the calculation agent will, subject to certain limitations, calculate the final basket level using the closing level of any such affected component index on the next measurement day for which there is no market disruption event for that component index. With respect to each component index for which the third business day before the stated maturity date is a measurement day and for which a market disruption event has not occurred, the calculation agent will determine the closing level of such component index for use in calculating the final basket level by reference to the closing index level of such component index on that measurement day. Postponement of the date that would otherwise be the valuation date with respect to any component index will cause the stated maturity date to be postponed until three business days after the date that the final basket level is determined. In limited circumstances, the closing level of a component index may be adjusted. See
"Description of the Notes - Payment on the stated maturity date" and
"Description of the Notes - Discontinuance of one or more of the component indices; Alteration of method of calculation."

As a result, on the stated maturity date you will only receive $1,000 or more than $1,000 per $1,000 note if the final basket level on the valuation date is equal to or greater than the threshold level. If the final basket level on the valuation date is less than the threshold level, you will receive less than
$1,000 per $1,000 note on the stated maturity date.

AMOUNT PAYABLE ON THE STATED MATURITY DATE - EXAMPLES

Here are four examples of hypothetical calculations of the amount payable per
$1,000 note on the stated maturity date. In each of these examples it is assumed that the upside participation rate is 155%.

EXAMPLE 1. ASSUMING THE FINAL BASKET LEVEL ON THE VALUATION DATE IS 1200,
RESULTING IN A FINAL BASKET RETURN OF 20%:

Because the final basket return is positive, the appropriate formula for calculating the amount payable on the stated maturity date per $1,000 note is:

                                      S-4

                     $1,000 + ($1,000 x 155% x 20%) = $1,310

As a result, on the stated maturity date, you would receive $1,310 per $1,000 note.

EXAMPLE 2. ASSUMING THE FINAL BASKET LEVEL ON THE VALUATION DATE IS 1000,
RESULTING IN A FINAL BASKET RETURN OF 0%:

Because the final basket return is zero, the appropriate formula for calculating the amount payable on the stated maturity date per $1,000 note is:

                     $1,000 + ($1,000 x 155% x 0%) = $1,000

As a result, on the stated maturity date, you would receive $1,000 per $1,000 note.

EXAMPLE 3. ASSUMING THE FINAL BASKET LEVEL ON THE VALUATION DATE IS 900,
RESULTING IN A FINAL BASKET RETURN OF -10%:

Because the final basket return is negative and the final basket level is greater than the threshold level, the appropriate formula for calculating the amount payable on the stated maturity date per $1,000 note is:

                        $1,000 + ($1,000 x 10%) = $1,100

As a result, on the stated maturity date, you would receive $1,100 per $1,000 note.

EXAMPLE 4. ASSUMING THE FINAL BASKET LEVEL ON THE VALUATION DATE IS 700,
RESULTING IN A FINAL BASKET RETURN OF -30%:

Because the final basket return is negative and the final basket level is less than the threshold level, the appropriate formula for calculating the amount payable on the stated maturity date per $1,000 note is:

                        $1,000 + ($1,000 x (-30%)) = $700

As a result, on the stated maturity date, you would receive $700 per $1,000 note.

                                ----------------

To the extent the final basket level or upside participation rate differ from those assumed above, the results indicated above would be different.

HOW HAVE THE COMPONENT INDICES PERFORMED HISTORICALLY?

Lehman Brothers Holdings has provided tables, in the descriptions of the component indices, showing the performance of each of the component indices from
January 1, 2001 through May 17, 2006. Lehman Brothers Holdings has provided this historical information to help you evaluate the behavior of the component indices so that you can make an informed decision with respect to an investment in the notes. You should realize, however, that past performance is not necessarily indicative of how the component indices or the notes will perform in the future.

HOW WILL I BE ABLE TO FIND THE LEVELS OF THE COMPONENT INDICES AT ANY POINT IN
TIME?

Dow Jones EURO STOXX 50 Index. You can obtain the level of the Dow Jones EURO
STOXX 50 Index at any time from the Bloomberg(R) service under the symbol
"SX5E," or from the Dow Jones website, at www.djindexes.com.

FTSE 100 Index. You can obtain the level of the FTSE 100 Index at any time from the Bloomberg(R) service under the symbol "UKX," or from the FTSE website, at
www.ftse.com.

Nikkei 225 Index. You can obtain the level of the Nikkei 225 Index at any time from the Bloomberg(R) service under the symbol "NKY," from Reuters service under the symbol "NKX.TK" or from the Nikkei website, at www.nni.nikkei.co.jp/.

S&P/ASX 200 Index. You can obtain the level of the S&P/ASX 200 Index at any time from the Bloomberg(R) service under the symbol "AS51," or from the Standard &
Poor's website, at www.spglobal.com.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

Yes, the notes are subject to a number of risks. See "Risk Factors" beginning on page S-7.

WHAT ABOUT TAXES?

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. Although the issue is not free from doubt,
Lehman Brothers Holdings intends to treat, and by purchasing the notes, for all tax purposes you will agree to treat a note as a cash-settled financial contract giving rise to capital gain or loss, rather than as a debt instrument. As a result, upon a sale,

                                      S-5

exchange or other disposition of a note or upon cash settlement at maturity, you will recognize capital gain or loss equal to the difference between the amount of cash received and your basis in the note. See "United States Federal Income
Tax Consequences." If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it could assert other characterizations that could affect the timing, amount and character of income or deductions.

WHO IS LEHMAN BROTHERS HOLDINGS?

Lehman Brothers Holdings and subsidiaries, an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and individuals worldwide. Lehman Brothers Holdings provides a full array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services.
Lehman Brothers Holdings' global headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia
Pacific region. Lehman Brothers Holdings, through predecessor entities, was founded in 1850. See "Lehman Brothers Holdings Inc." and "Where You Can Find
More Information" on page 2 and pages 58 to 59, respectively, of the accompanying prospectus.

You may request a copy of any document Lehman Brothers Holdings Inc. files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities
Exchange Act of 1934, as amended, at no cost, by writing or telephoning Lehman
Brothers Holdings at the address provided in the accompanying prospectus.

Lehman Brothers Holdings' principal executive offices are located at the address provided in the accompanying prospectus.

WHAT IS THE ROLE OF LEHMAN BROTHERS INC.?

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, is the underwriter for the offering and sale of the notes. Lehman Brothers Inc. will also be the calculation agent for purposes of calculating the amount payable to you at maturity, whether adjustments should be made to the multipliers, the basket level or threshold level and whether a market disruption event has occurred. Potential conflicts of interest may exist between Lehman Brothers Inc.
and you as a beneficial owner of the notes. See "Risk Factors - Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman
Brothers Inc., which will act as the calculation agent" and "Description of the
Notes - Calculation agent."

After the initial offering, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.
However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they have begun.

IN WHAT FORM WILL THE NOTES BE ISSUED?

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company
("DTC") or its nominee. Except in very limited circumstances, you will not receive a certificate for your notes.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

No, the notes will not be listed on any exchange.

                                      S-6

                                  RISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated in this document by reference. As described in more detail below, the trading price of the notes may vary considerably before the stated maturity date due, among other things, to fluctuations in the prices of the securities underlying the component indices and other events that are difficult to predict and beyond Lehman Brothers
Holdings' control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

THESE NOTES ARE DIFFERENT FROM CONVENTIONAL DEBT SECURITIES OF LEHMAN BROTHERS
HOLDINGS IN SEVERAL WAYS.

o    THE PAYMENT YOU RECEIVE ON THE STATED MATURITY DATE MAY BE LESS THAN THE
     PRICE AT WHICH THE NOTES ARE INITIALLY BEING SOLD TO THE PUBLIC. If the
     final basket level is less than the threshold level on the valuation date,
     Lehman Brothers Holdings will pay you less than $1,000 per $1,000 note. You will not receive any payment on the stated maturity date if the final basket level is zero.

o    THE PAYMENT YOU RECEIVE ON THE STATED MATURITY DATE MAY BE LESS THAN THE
     YIELD ON A CONVENTIONAL DEBT SECURITY OF COMPARABLE MATURITY. The amount
     Lehman Brothers Holdings pays you on the stated maturity date may be less than the return you could earn on other investments. Because the amount you receive on the stated maturity date may be less than, equal to or only slightly greater than the price at which the notes are initially being sold to the public, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return on the notes may not fully compensate you for any opportunity cost to you of investing in the notes when you take into account inflation and other factors relating to the time value of money.

o    NO INTEREST OR OTHER PAYMENTS WILL BE PAID ON THE NOTES PRIOR TO MATURITY.

YOUR RETURN ON THE NOTES COULD BE LESS THAN IF YOU OWNED THE SECURITIES
UNDERLYING THE COMPONENT INDICES.

o    YOUR RETURN WILL NOT REFLECT DIVIDENDS ON SECURITIES UNDERLYING THE
     COMPONENT INDICES. Your return on the notes will not reflect the return you would realize if you actually owned the securities underlying the component indices and received the dividends paid on those securities. This is because the calculation agent will calculate the amount payable to you by reference to the closing levels of the component indices, which are calculated by reference to the prices of the securities underlying the component indices without taking into consideration the value of dividends paid on those securities.

o    YOUR RETURN WILL NOT BE ADJUSTED FOR CHANGES IN CURRENCY EXCHANGE RATES.
     Although the securities underlying the component indices are traded in foreign currencies and the notes are denominated in U.S. dollars, the amount payable on the stated maturity date will not be adjusted for the currency exchange rates in effect on the stated maturity date. Any amount in addition to the principal amount of each note payable to you on the stated maturity date is based solely upon a decrease of less than or equal to 20% or a percentage increase, as the case may be, in the basket level.
     Changes in exchange rates, however, may reflect changes in various non-U.S.
     economies, which in turn may affect the levels of the component indices and the trading price of the notes.

HISTORICAL LEVELS OF THE COMPONENT INDICES SHOULD NOT BE TAKEN AS AN INDICATION
OF THE FUTURE PERFORMANCE OF THOSE COMPONENT INDICES DURING THE TERM OF THE
NOTES.

The trading prices of the securities underlying the component indices will determine the basket level. You should realize, however, that past performance is not necessarily indicative of how the component indices or the notes will perform in the future. Trading prices of the securities underlying the component indices will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of the underlying securities themselves.

                                      S-7

CHANGES IN THE LEVEL OF ONE OR MORE OF THE COMPONENT INDICES MAY OFFSET EACH
OTHER.

Price movements in the component indices may not correlate with each other. At a time when the level of one or more of the component indices increases, the level of one or more of the other component indices may not increase as much or may even decline. Therefore, in calculating the final basket level, increases in the level of one or more of the component indices may be moderated, or wholly offset, by lesser increases or declines in the level of one or more of the other component indices, particularly if such indices represent a greater percentage of the basket at that time. You can review the historical prices of each of the component indices for each fiscal quarter in the period from January 1, 2001 through May 17, 2006 below in the descriptions of the component indices. You should realize, however, that past performance is not necessarily indicative of how the component indices or the notes will perform in the future. In addition, the final basket level may not be higher than the threshold level, which must be so for you to receive on the stated maturity date an amount in excess of the price at which the notes are initially being sold to the public.

THE INCLUSION OF COMMISSIONS AND PROJECTED PROFIT FROM HEDGING IN THE PUBLIC
OFFERING PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price, since the public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of dealer discounts, mark-ups or other transaction costs.

THE NOTES MAY NOT BE ACTIVELY TRADED.

There may be little or no secondary market for the notes. The notes will not be listed on any exchange. Even if there is a secondary market, it may not provide significant liquidity. Lehman Brothers Inc. currently intends to act as a market maker for the notes, but it is not required to do so.

THE TRADING PRICE OF THE NOTES WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF
WHICH ARE RELATED IN COMPLEX WAYS.

The trading price of the notes in the secondary market will be affected by supply and demand of the notes, the basket level at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes before the stated
maturity date may be at a discount, which could be substantial, from the price at which the notes are initially being sold to the public, depending, at that time, on the basket level and where it is in relationship to the initial basket level and the threshold level. A change in a specific factor could have the following impacts on the trading price of the notes, assuming all other conditions remain constant.

o    BASKET PERFORMANCE. Lehman Brothers Holdings expects that the trading price of the notes will depend substantially on the performance of the basket at any given point in time. If you decide to sell your notes prior to the stated maturity date when the basket level is equal to or greater than the threshold level, you may nonetheless receive substantially less than the amount that would be payable on the stated maturity date based on the basket level on the date you sell your notes because of expectations that the basket level will continue to fluctuate until the amount payable on the stated maturity date is determined. If you decide to sell your notes when the basket level is below the threshold level, you can expect to receive less than the price at which the notes are initially being sold to the public. Political, economic and other developments that affect the outlook for securities underlying the component indices are likely to directly affect the levels of those component indices and could indirectly affect the trading price of the notes.

o    INTEREST RATES. The trading price of the notes may be affected by changes in interest rates. In general, if U.S. or foreign interest rates change, the trading price of the notes may be adversely affected.

o    VOLATILITY OF THE COMPONENT INDICES. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the levels of the component

                                      S-8

     indices changes, the trading price of the notes may be adversely affected.
     Lehman Brothers Holdings is unable to predict the effect of these events on the future levels or volatility of the component indices.

o    VOLATILITY OF CURRENCY EXCHANGE RATES. The exchange rate between the U.S.
     dollar and each of the foreign currencies in which the securities underlying the component indices are denominated is a foreign exchange spot rate that measures the relative values of two currencies, the particular currency in which the securities underlying a particular component index are denominated and the U.S. dollar. This exchange rate increases when the
     U.S. dollar appreciates relative to the particular currency in which the securities underlying a particular component index are denominated and decreases when the U.S. dollar depreciates relative to such currency. This exchange rate is expressed as a rate that reflects the amount of the particular currency in which the securities underlying a particular component index are denominated that can be purchased for one U.S. dollar.
     Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the exchange rate between the U.S. dollar and any of the foreign currencies in which the securities underlying the component indices are denominated changes, the trading price of the notes may be adversely affected.

o    CORRELATION BETWEEN CURRENCY EXCHANGE RATES AND THE COMPONENT INDICES.
     Correlation is the term used to describe the relationship between the percentage changes in the exchange rate between the U.S. dollar and each of the foreign currencies in which the securities underlying the component indices are denominated and the percentage changes in the component indices. If the correlation between the exchange rate between the U.S.
     dollar and any of the foreign currencies in which the securities underlying a particular component index is denominated changes, the trading price of the notes may be adversely affected.

o    MERGER AND ACQUISITION TRANSACTIONS. Some of the securities underlying a component index may be affected by mergers and acquisitions, which can contribute to volatility of such component index. Additionally, as a result of a merger or acquisition, one or more securities underlying a component index may be replaced with a surviving or acquiring entity's securities.
     The surviving or acquiring entity's securities may not have the same characteristics as the securities originally underlying such component index.

o    TIME REMAINING TO MATURITY. The trading price of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading price of the notes.

o    DIVIDEND YIELDS. If dividend yields on the securities underlying the component indices increase, the trading price of the notes may be adversely affected because the component indices do not incorporate the value of those payments.

o    LEHMAN BROTHERS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS.
     Actual or anticipated changes in Lehman Brothers Holdings' credit ratings, financial condition or results may affect the trading price of the notes.

o    ECONOMIC CONDITIONS AND EARNINGS PERFORMANCE OF THE UNDERLYING COMPANIES.
     General economic conditions and earnings results of the companies whose securities underlie the component indices and real or anticipated changes in those conditions or results may affect the trading price of the notes.

o    LEVEL OF THE BASKET FROM THE DATE OF THE PROSPECTUS SUPPLEMENT. If the
     closing level of the basket falls below the threshold level during the term of the notes, the trading price of the notes may be adversely affected.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading price of the notes attributable to another factor, such as an increase in the basket level. In general, assuming all relevant factors are held constant, the effect on the trading price of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH FOREIGN
SECURITIES MARKETS.

The indices included in the basket are comprised of securities issued by foreign companies and are denominated in foreign currencies. You should be aware that investments in securities linked to the price of foreign equity securities involve particular

                                      S-9

risks. Foreign securities markets may be more volatile than U.S. securities markets, and market developments may affect a foreign market differently from
U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volume in those markets. Also, there is generally less publicly available information about foreign companies that are not subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in different respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

TIME DIFFERENCES BETWEEN THE CITIES WHERE THE COMPONENT INDICES TRADE AND NEW
YORK CITY MAY CREATE DISCREPANCIES IN TRADING LEVELS.

As a result of the time difference between the cities where the securities underlying the component indices trade and New York City (where the notes may trade), there may be discrepancies between the levels of the component indices and the trading prices of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the levels of the component indices remain unchanged for multiple trading days in New York City.

ADJUSTMENTS TO THE COMPONENT INDICES COULD ADVERSELY AFFECT THE TRADING PRICE OF
THE NOTES.

The policies of a publisher of a component index concerning additions, deletions and substitutions of the securities underlying such component index and the manner in which such publisher takes account of certain changes affecting such underlying securities may affect the level of the basket. The policies of the publisher of a component index with respect to the calculation of such component index could also affect the level of the basket. The publisher of a component index may discontinue or suspend calculation or dissemination of such component index or materially alter the methodology by which it calculates such component index. Any such actions could affect the trading price of the notes. See
"Description of the Notes - Discontinuance of one or more of the component indices; Alteration of method of calculation" and "The Dow Jones EURO STOXX 50
Index," "The FTSE 100 Index," "The Nikkei 225 Index" and "The S&P/ASX 200
Index."

LEHMAN BROTHERS HOLDINGS CANNOT CONTROL ACTIONS BY THE COMPANIES WHOSE
SECURITIES UNDERLIE THE COMPONENT INDICES.

Actions by these companies may have an adverse effect on the price of the securities underlying the component indices and the notes. In addition, these companies are not involved in this offering of notes and have no obligations with respect to the notes, including any obligation to take Lehman Brothers
Holdings' or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering of notes and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you on the stated
maturity date.

LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE
PUBLISHERS OF THE COMPONENT INDICES AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC
DISCLOSURE OF INFORMATION.

Each publisher of a component index provides and services such component index.
Lehman Brothers Holdings and its affiliates are not affiliated with the publishers of the component indices in any way (except for licensing arrangements discussed below in "The Dow Jones EURO STOXX 50 Index," "The FTSE
100 Index," "The Nikkei 225 Index" and "The S&P/ASX 200 Index") and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the component indices. See "Description of the Notes - Market disruption events" and "Description of the Notes - Discontinuance of one or more of the

                                      S-10

component indices; Alteration of method of calculation." The publishers of the component indices are not involved in this offering of notes in any way and have no obligation to consider your interests as an owner of the notes in taking any actions that might affect the trading price of your notes.

Neither Lehman Brothers Holdings nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the component indices or the publishers of such component indices contained in this prospectus supplement or any public disclosure of information by such publishers. You, as an investor in the notes, should make your own investigation into the component indices and the publishers of such component indices.

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE LEHMAN BROTHERS HOLDINGS CONTROLS
LEHMAN BROTHERS INC., WHICH WILL ACT AS THE CALCULATION AGENT.

Lehman Brothers Inc. will act as the calculation agent, which determines the amount you will receive on the notes on the stated maturity date, whether adjustments should be made to the multipliers, the basket level or threshold level and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc. and you. See
"Description of the Notes - Payment on the stated maturity date," "Description of the Notes - Discontinuance of one or more of the component indices;
Alteration of method of calculation" and "Description of the Notes - Market disruption events."

PURCHASES AND SALES OF SECURITIES UNDERLYING THE COMPONENT INDICES BY LEHMAN
BROTHERS HOLDINGS AND ITS AFFILIATES COULD AFFECT THE PRICES OF THOSE SECURITIES
OR THE LEVELS OF THE COMPONENT INDICES.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell securities underlying the component indices or derivative instruments related to those securities for their own accounts in connection with their normal business practices or in connection with hedging of
Lehman Brothers Holdings' obligations under the notes. These transactions could affect the prices of those securities or the levels of the component indices.
See "Use of Proceeds and Hedging."

YOU HAVE NO SHAREHOLDER RIGHTS.

Investing in the notes is not equivalent to investing in the securities underlying the component indices. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities that underlie the component indices.

THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.

Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. As a result, significant aspects of the
United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings is not requesting any ruling from the
Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this document. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. Although the issue is not free from doubt, Lehman Brothers Holdings intends to treat, and by purchasing a note, for all tax purposes you agree to treat a note as a cash-settled financial contract giving rise to capital gain or loss, rather than as a debt instrument. See "United States Federal Income Tax Consequences."

                                      S-11

                           USE OF PROCEEDS AND HEDGING

A portion of the proceeds to be received by Lehman Brothers Holdings from the sale of the notes may be used by Lehman Brothers Holdings or one or more of its subsidiaries before and following the initial offering of the notes to acquire securities underlying the component indices as well as to acquire futures contracts or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the component indices or those securities underlying the component indices, to hedge Lehman Brothers Holdings'
obligations under the notes. The balance of the proceeds will be used for general corporate purposes. These hedging techniques will result in nominal transaction costs to Lehman Brothers Holdings. See "Use of Proceeds" on page 7 of the accompanying prospectus.

From time to time after the initial offering and before the maturity of the notes, depending on market conditions, including the market price of the securities underlying the component indices, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers
Holdings or one or more of its subsidiaries may take long or short positions in those securities or in the futures contracts or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to those securities. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may, in their sole discretion, hold or resell those notes.
Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in any of the securities underlying the component indices, or futures or options contracts or other derivative or synthetic instruments related to those securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the securities underlying the component indices. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by
Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the prices of the securities underlying the component indices and, accordingly, increase or decrease the level of the basket. Although Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the securities underlying the component indices, these activities could have such an effect.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                    THREE MONTHS
                      YEAR ENDED NOVEMBER 30,                          ENDED
 --------------------------------------------------------------     FEBRUARY 28,
    2001         2002         2003         2004         2005            2006
 ----------   ----------   ----------   ----------   ----------     ------------
    1.11         1.13         1.29         1.36         1.28            1.26

                                      S-12

                            DESCRIPTION OF THE NOTES

GENERAL

You will find information about the notes in two separate documents that progressively provide more detail:

o    the accompanying prospectus; and

o    this prospectus supplement.

Because the terms of the notes may differ from the general information Lehman
Brothers Holdings has provided in the prospectus, in all cases you should rely on information in this prospectus supplement over different information in the prospectus. The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section "Description of Debt
Securities" beginning on page 8 of the accompanying prospectus. The notes are
Senior Debt as described in the accompanying prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings may initially issue up to $       ($       if the
underwriter's over-allotment option is exercised in full) aggregate principal amount of notes. Lehman Brothers Holdings may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes will be issued in denominations of $1,000 and whole multiples of
$1,000. The minimum initial investment will be $10,000.

INTEREST

None. No interest or other payments will be made on the notes before maturity.

PAYMENT ON THE STATED MATURITY DATE

The notes will mature on June   , 2010, subject to postponement if the valuation
date with respect to any component index is postponed.

On the stated maturity date, Lehman Brothers Holdings will pay to you, per
$1,000 note, an amount equal to:

o    If the final basket return is zero or positive, $1,000 + ($1,000 x the upside participation rate x the final basket return).

o    If the final basket return is negative and the final basket level is equal to or greater than the threshold level, $1,000 + ($1,000 x the absolute value of the final basket return).

o    If the final basket return is negative and the final basket level is less than the threshold level, $1,000 + ($1,000 x the final basket return).

The final basket return will equal:

                    final basket level - initial basket level
                    -----------------------------------------
                              initial basket level

The upside participation rate will be a fixed rate that Lehman Brothers Holdings currently estimates will range from 150% to 160%. The threshold level is 800, which is 80% of the initial basket level (subject to appropriate adjustment by the calculation agent to reflect adjustments in one or more of the component indices, if applicable).

The initial basket level is 1000. The final basket level will generally be the closing basket level on the valuation date, which, except as described below, will be the third business day before the stated maturity date. The closing basket level on any particular day will generally be based on the closing levels of the component indices on such day. It will generally equal the sum of the closing level of the Dow Jones EURO STOXX 50 Index on such date multiplied
by        , the closing level of the FTSE 100 Index multiplied by        , the
closing level of the Nikkei 225 Index multiplied by         and the closing
level of the S&P/ASX 200 Index multiplied by         . The multipliers will be
fixed on the date of the prospectus supplement so that the component indices constitute the initial percentages of the basket set forth below under "The
Basket." The multipliers are subject to adjustment under certain circumstances.

If the third business day before the stated maturity date is not a measurement day with respect to a component index or if the calculation agent determines that one or more market disruption events have occurred with respect to a component index on that day, the calculation agent will:

     o    with respect to each component index for which such day is a measurement day and

                                      S-13

          for which a market disruption event has not occurred, determine the closing level of the component index for use in calculating the final basket level by reference to the closing level of the component index on that measurement day; and

     o    with respect to each component index for which such day is not a measurement day or for which a market disruption event has occurred, determine the closing level of the component index for use in calculating the final basket level by reference to the closing level of the component index on the next measurement day for the component index on which there is not a market disruption event; provided, however, if a market disruption event with respect to the component index occurs on each of the eight measurement days following the originally scheduled valuation date, then the calculation agent shall determine the closing level of that component index for use in calculating the final basket level based upon its good faith estimate of the closing level of the component index on that eighth measurement day.

In the event of any such delay in the determination of the final basket level, the day on which the closing level of the last remaining component index is determined for purposes of calculating the final basket level shall be deemed the valuation date. Any such postponement of the date that would otherwise be the valuation date with respect to any component index will cause the stated
maturity date to be postponed until three business days after the date that the final basket level is determined.

As a result, on the stated maturity date you will only receive $1,000 or more than $1,000 per $1,000 note if the final basket level on the valuation date is equal to or greater than the threshold level. If the final basket level on the valuation date is less than the threshold level, you will receive less than
$1,000 per $1,000 note on the stated maturity date.

The "closing level" of any component index (or any successor index) on any particular day means the closing level of such component index as reported by the publisher of such component index (or of any successor index, as reported by the publisher of such successor index), on such day or as determined by the calculation agent as described in the following section.

A "measurement day" means (a) with respect to each of the Dow Jones EURO STOXX
50 Index, the FTSE 100 Index and the S&P/ASX 200 Index (and any successor indices), any day on which such index (or any successor index) is published by its publisher or is otherwise determined by the calculation agent as described in the following section and (b) with respect to the Nikkei 225 Index, any day on which both the TSE and the Osaka Securities Exchange are scheduled to be open for trading for their respective regular trading sessions.

DISCONTINUANCE OF ONE OR MORE OF THE COMPONENT INDICES; ALTERATION OF METHOD OF
CALCULATION

If a publisher of one or more of the component indices discontinues publication of such component index and such publisher or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued
component index, then the calculation agent shall determine each subsequent closing basket level to be used in computing the amount payable on the stated
maturity date by reference to the closing level of such successor index on the applicable date.

Upon any selection by the calculation agent of a successor index, Lehman
Brothers Holdings will promptly give notice to the holders of the notes.

If a publisher of one of the component indices discontinues publication of such component index and the calculation agent determines that no successor index is available at such time or if such publisher (or the publisher of any successor index) fails to calculate and publish a closing level for such component index
(or a successor index) on any date when it would ordinarily do so in accordance with its customary practice, the component index (or successor index) will be removed from the basket as of the close of business on the last day on which its closing level was published by its publisher and the weight of each remaining component index (or successor index) will simultaneously be increased (by adjusting the respective multipliers) by an amount determined by the calculation agent such as to result in both (a) the relative weights of remaining component indices on such day and (b) the closing basket level on such day remaining unchanged. In addition, the calculation agent will make such other adjustments to the terms of the notes as may be required to account for such discontinued
component index. Notwithstanding these alternative arrangements, discontinuance of the publication of any component index may adversely affect the trading price of the notes.

If at any time the method of calculating a component index, any successor index or the closing level

                                      S-14

thereof on any particular day, is changed in a material respect, or if a component index or any successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of such component index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of trading of the relevant exchanges on which the securities comprising such component index or such successor index traded on any date the closing level thereof is to be determined, make such calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a level of a stock index comparable to such component index or such successor index, as the case may be, as if such changes or modifications had not been made. The calculation agent will calculate the closing level of a component index on any particular day and the amount payable on the stated maturity date with reference to such component index or such successor index, as adjusted. The
"relevant exchange" for any security (or any combination thereof then underlying any component index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

Accordingly, if the method of calculating a component index or a successor index is modified so that the level of such index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust such index in order to arrive at a level of such component index or such successor index as if it had not been modified.

MARKET DISRUPTION EVENTS

A market disruption event with respect to a component index (or any successor index) will occur on any day if the calculation agent determines in its sole discretion that any of the following events has occurred:

o    A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of such component index or any successor index, by the relevant exchanges on which those securities are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that relevant exchange or otherwise.

o    A material suspension of, or limitation imposed on, trading in futures or options contracts relating to such component index or any successor index by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by the exchanges or otherwise.

o    Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for the securities that then comprise 20% or more of such component index or any successor index on the relevant exchanges on which those securities are traded, at any time during the one-hour period that ends at the close of trading on that day.

o    Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to such component index or any successor index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one-hour period that ends at the close of trading on that day.

o    The closure of the relevant exchanges on which the securities that then comprise 20% or more of such component index or any successor index are traded or on which futures or options contracts relating to such component index or any successor index are traded prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchanges at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the relevant exchanges and (2) the submission deadline for orders to be entered into the relevant exchanges for execution at the close of trading on that day.

For purposes of determining whether a market disruption event has occurred:

o    the relevant percentage contribution of a security to the level of a component index or any successor index will be based on a comparison of (x)
     the portion of the level of such component index or successor index attributable to that security and (y) the overall level of such component index or successor index, in each case immediately before the occurrence of the market disruption event; and

                                      S-15

o    "close of trading" means in respect of any relevant exchange, the scheduled weekday closing time on a day on which the relevant exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

Events have occurred in the past that would constitute market disruption events.
The existence or non-existence of such circumstances in the past is, however, not necessarily indicative of the likelihood of those circumstances arising or not arising in the future and Lehman Brothers Holdings cannot predict the likelihood of a market disruption event in the future.

HYPOTHETICAL RETURNS

The table below illustrates, for a range of hypothetical final basket levels calculated on the valuation date and assuming (a) the notes have a term of four years and (b) the upside participation rate is 155%:

o    the hypothetical percentage change from the initial basket level (which is the hypothetical final basket return);

o    the hypothetical total amount payable on the stated maturity date per
     $1,000 note;

o    the hypothetical pre-tax total rate of return; and

o    the hypothetical annualized pre-tax rate of return.

                                                       HYPOTHETICAL
                                                       TOTAL AMOUNT
                               HYPOTHETICAL              PAYABLE               HYPOTHETICAL
                                PERCENTAGE            ON THE STATED              PRE-TAX              HYPOTHETICAL
      HYPOTHETICAL             CHANGE FROM            MATURITY DATE           TOTAL RATE OF        ANNUALIZED PRE-TAX
   FINAL BASKET LEVEL      INITIAL BASKET LEVEL      PER $1,000 NOTE              RETURN             RATE OF RETURN
 ----------------------  ------------------------  -------------------      -----------------    ----------------------

          0.00                   -100%                  $   0                    -100.00%                -100.00%
        200.00                    -80                     200                     -80.00                  -33.13
        400.00                    -60                     400                     -60.00                  -20.47
        600.00                    -40                     600                     -40.00                  -11.99
        700.00                    -30                     700                     -30.00                   -8.53
        800.00(1)                 -20                   1,200                      20.00                    4.66
        900.00                    -10                   1,100                      10.00                    2.41
       1000.00                      0                   1,000                       0.00                    0.00
       1200.00                     20                   1,310                      31.00                    6.98
       1400.00                     40                   1,620                      62.00                   12.82
       1600.00                     60                   1,930                      93.00                   17.87
       1800.00                     80                   2,240                     124.00                   22.34
       2000.00                    100                   2,550                     155.00                   26.37

--------------
(1) This figure reflects the threshold level.

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and annualized pre-tax rates of return will depend entirely on the actual final basket level and the amount payable on the stated maturity date determined by the calculation agent. In particular, the actual final basket level could be lower or higher than those reflected in the table.

You should compare the features of the notes to other available investments before deciding to purchase notes. Due to the uncertainty concerning the amount payable on the stated maturity date, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through Lehman
Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

                                      S-16

CALCULATION AGENT

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as initial calculation agent for the notes. Pursuant to the calculation agency agreement, Lehman Brothers Holdings may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The calculation agent will determine the amount you receive on the stated
maturity date of the notes.

In addition, the calculation agent will determine, among other things:

o    the successor index if publication of a component index is discontinued;

o    the multiplier and weight of each remaining component index if no successor index is available or if the publisher of such component index or the publisher of any successor index, as the case may be, fails to calculate and publish a closing level on any date;

o    adjustments to a component index, the successor index or the closing level thereof if the method of calculating any of these items changes in a material respect or if a component index or successor index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of such component index, or successor index, as the case may be, had such changes or modifications not been made;

o    adjustments to the threshold level, if required in order to reflect adjustments made in a component index or successor index; and

o    whether a market disruption event has occurred.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations, except as provided in the calculation agency agreement.

EVENTS OF DEFAULT AND ACCELERATION

If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 note, the amount that would have been payable at maturity, calculated as though the date of acceleration was the stated maturity date and the date three business days before that date was the valuation date. If a bankruptcy proceeding is commenced in respect of Lehman
Brothers Holdings, the claims of the holder of a note may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was on the stated maturity date and the date three business days before that date was the valuation date. See "Description of
Debt Securities - Defaults" beginning on page 13 of the accompanying prospectus.

                                      S-17

                                   THE BASKET

The basket will represent a weighted portfolio of the four selected indices in the basket. The level of the basket will increase or decrease depending upon the performance of the component indices.

The four component indices, their Bloomberg ticker symbol, the initial component index level used to determine the multiplier for such index, the initial multiplier for such index, the initial weight in the basket for each component index and the initial percentage of the basket represented by each component index are as follows:

                                                                                                           INITIAL
                                            INITIAL COMPONENT        INITIAL        INITIAL WEIGHT     PERCENTAGE OF THE
   COMPONENT INDEX       BLOOMBERG TICKER      INDEX LEVEL          MULTIPLIER       IN THE BASKET          BASKET
-----------------------  ----------------   -----------------       ----------     -----------------   -----------------

The Dow Jones EURO
  STOXX 50 Index.......        SX5E                                                        333              33.3%
The FTSE 100 Index.....         UKX                                                        305              30.5%
The Nikkei 225 Index...         NKY                                                        271              27.1%
The S&P/ASX 200 Index..        AS51                                                         91               9.1%
                                                                                         -----             -----
                                                                                          1000             100.0%
                                                                                         =====             =====

-------------
Information in the table above as to the initial index level was obtained from
Bloomberg L.P.

                                      S-18

                        THE DOW JONES EURO STOXX 50 INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the Dow Jones EURO STOXX 50 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, STOXX. STOXX has no obligation to continue to publish, and may discontinue publication of, the Dow Jones EURO STOXX 50 Index.
The consequences of STOXX discontinuing publication of the Dow Jones EURO STOXX
50 Index are described in the section entitled "Description of the
Notes - Discontinuance of one or more of the component indices; Alteration of method of calculation." Lehman Brothers Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the
Dow Jones EURO STOXX 50 Index.

The Dow Jones EURO STOXX 50 Index was created by STOXX, a joint venture between
Deutsche Boerse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of
the Dow Jones EURO STOXX 50 Index began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991. The Dow Jones EURO STOXX 50
Index is published in The Wall Street Journal and disseminated on the STOXX website at www.stoxx.com.

INDEX COMPOSITION AND MAINTENANCE

The Dow Jones EURO STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Supersector indexes, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all supersectors as defined by the Dow Jones Global Classification Standard. Set forth below are the country weightings and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50 Index as of March 31, 2006:

                               COUNTRY WEIGHTINGS

                   France .......................     34.5%
                   Germany.......................     23.7%
                   Spain.........................     13.2%
                   The Netherlands...............     12.6%
                   Italy.........................     11.5%
                   Finland.......................      3.6%
                   Ireland.......................      0.8%

                         INDUSTRIAL SECTOR WEIGHTINGS

                   Banks.........................     25.5%
                   Insurance.....................     12.6%
                   Utilities.....................     10.7%
                   Oil & Gas.....................     10.6%
                   Telecommunications............      7.7%
                   Technology....................      6.4%
                   Healthcare....................      4.2%
                   Chemicals.....................      3.9%
                   Personal & Household Goods....      3.8%
                   Industrial Goods & Services...      3.3%
                   Automobiles & Parts...........      3.2%
                   Food & Beverage...............      2.9%
                   Retail........................      1.9%
                   Construction & Materials......      1.8%
                   Media.........................      1.7%

The composition of the Dow Jones EURO STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones
EURO STOXX 50 Index are made to ensure that the Dow Jones EURO STOXX 50 Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX
Index.

The free float factors for each component stock used to calculate the Dow Jones
EURO STOXX 50 Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

The Dow Jones EURO STOXX 50 Index is also reviewed on an ongoing basis.
Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50
Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

INDEX CALCULATION

The Dow Jones EURO STOXX 50 Index is calculated with the "Laspeyres formula,"
which measures the

                                      S-19

aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the EURO STOXX 50 Index value can be expressed as follows:

                   free float market capitalization of the
                        Dow Jones EURO STOXX 50 Index
       Index  =  -------------------------------------------  x  1,000
                 adjusted base date market capitalization of
                      the Dow Jones EURO STOXX 50 Index

The "free float market capitalization of the Dow Jones EURO STOXX 50 Index" is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones EURO
STOXX 50 Index is being calculated.

The Dow Jones EURO STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of the Dow Jones EURO STOXX 50 Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive "B" number of shares for every "A" share held (where applicable).

(1) Split and reverse split:

Adjusted price = closing price * A/B

New number of shares = old number of shares * B / A

Divisor: no change

(2) Rights offering:

Adjusted price = (closing price * A + subscription price * B) /(A + B)

New number of shares = old number of shares * (A + B) / A Divisor: increases

(3) Stock dividend:

Adjusted price = closing price * A / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: no change

(4) Stock dividend of another company:

Adjusted price = (closing price * A - price of other company * B) / A

Divisor: decreases

(5) Return of capital and share consolidation:

Adjusted price = (closing price - dividend announced by company *
                 (1-withholding tax)) * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(6) Repurchase shares / self tender:

Adjusted price = ((price before tender * old number of shares ) - (tender price
                 * number of tendered shares)) / (old number of shares -
                 number of tendered shares)

New number of shares = old number of shares - number of tendered shares

Divisor: decreases

(7) Spin-off:

Adjusted price = (closing price * A - price of spun-off shares * B) / A

Divisor: decreases

(8) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

o    Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

o    If A is not equal to one share, all the following "new number of shares"
     formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C * (1 + B / A)) /
                 ((A + B) * ( 1 + C / A))

New number of shares = old number of shares * ((A + B) * (1 + C /A)) / A

Divisor: increases

                                      S-20

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C) / ((A + C) * (1 +
B / A))

New number of shares = old number of shares * ((A + C) * (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, of the Dow Jones EURO STOXX 50 Index for each quarter in the period from January 1, 2001 through May 17, 2006. The closing level on May 17, 2006 was 3605.19. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the Dow Jones EURO STOXX 50 Index in the future. The historical levels of the Dow Jones EURO STOXX 50 Index are not necessarily indicative of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                           HIGH           LOW        PERIOD-END
                                       -----------    -----------    ----------
2001
First Quarter ......................     4787.45        3891.49        4185.00
Second Quarter .....................     4582.07        4039.16        4243.91
Third Quarter ......................     4304.44        2877.68        3296.66
Fourth Quarter .....................     3828.76        3208.31        3806.13
2002
First Quarter ......................     3833.09        3430.18        3784.05
Second Quarter .....................     3748.44        2928.72        3133.39
Third Quarter ......................     3165.47        2187.22        2204.39
Fourth Quarter .....................     2669.89        2150.27        2386.41
2003
First Quarter ......................     2529.86        1849.64        2036.86
Second Quarter .....................     2527.44        2067.23        2419.51
Third Quarter ......................     2641.55        2366.86        2395.87
Fourth Quarter .....................     2760.66        2434.63        2760.66
2004
First Quarter ......................     2959.71        2702.05        2787.49
Second Quarter .....................     2905.88        2659.85        2811.08
Third Quarter ......................     2806.62        2580.04        2726.30
Fourth Quarter......................     2955.11        2734.37        2951.24
2005
First Quarter ......................     3114.54        2924.01        3055.73
Second Quarter......................     3190.80        2930.10        3181.54
Third Quarter.......................     3429.42        3170.06        3428.51
Fourth Quarter......................     3616.33        3241.14        3578.93
2006
First Quarter ......................     3874.61        3532.68        3853.74
Second Quarter (through May 17).....     3890.94        3605.19        3605.19

LICENSE AGREEMENT BETWEEN STOXX AND LEHMAN BROTHERS HOLDINGS

Lehman Brothers Holdings has entered into a non-transferable, non-exclusive license agreement with STOXX, which grants Lehman Brothers Holdings a license in exchange for a fee to use the Dow Jones EURO STOXX 50 Index in connection with the issuance of the notes.

                                      S-21

STOXX has trade name and trademark rights to EURO STOXX(SM) and EURO STOXX
50(SM). Dow Jones EURO STOXX 50 Index is a service mark of Dow Jones & Company,
Inc.

STOXX and Dow Jones & Company, Inc. have no relationship to Lehman Brothers
Holdings, other than the licensing of the Dow Jones EURO STOXX 50 Index and the related trademarks for use in connection with the notes.

STOXX and Dow Jones Company, Inc. do not:

o    sponsor, endorse, sell or promote the notes;

o    recommend that any person invest in the notes or any other securities;

o    have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes;

o    have any responsibility or liability for the administration, management or marketing of the notes; nor

o    consider the needs of the notes or the owners of the notes in determining, composing or calculating the Dow Jones EURO STOXX 50 Index or have any obligation to do so.

STOXX and Dow Jones & Company, Inc. will not have any liability in connection with the notes. Specifically,

o    STOXX and Dow Jones & Company, Inc. do not make any warranty, express or implied and disclaim any and all warranty about:

o    the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Dow Jones EURO STOXX 50
     Index and the data included in the Dow Jones EURO STOXX 50 Index;

o    the accuracy or completeness of the Dow Jones EURO STOXX 50 Index and its data; and

o    the merchantability and the fitness for a particular purpose or use of the
     Dow Jones EURO STOXX 50 Index and its data.

o    STOXX and Dow Jones & Company, Inc. will have no liability for any errors, omissions or interruptions in the Dow Jones EURO STOXX 50 Index or its data.

o    Under no circumstances will STOXX or Dow Jones & Company, Inc. be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or Dow Jones & Company, Inc. know that they might occur.

The licensing agreement between Lehman Brothers Holdings and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

STOXX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES
EURO STOXX 50 INDEX OR ANY DATA INCLUDED THEREIN AND STOXX SHALL HAVE NO
LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX MAKES NO
WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS
HOLDINGS, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE
DOW JONES EURO STOXX 50 INDEX OR ANY DATA INCLUDED THEREIN. STOXX MAKES NO
EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE
DOW JONES EURO STOXX 50 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING THE
FOREGOING, IN NO EVENT SHALL STOXX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE,
INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF
THE POSSIBILITY OF SUCH DAMAGES.

                                      S-22

                               THE FTSE 100 INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the FTSE 100 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, FTSE. FTSE has no obligation to continue to publish, and may discontinue publication of, the FTSE 100 Index. The consequences of FTSE discontinuing publication of the FTSE 100 Index are described in the section entitled "Description of the Notes - Discontinuance of one or more of the component indices; Alteration of method of calculation." Lehman Brothers
Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the FTSE 100 Index.

The FTSE 100 Index is calculated, published and disseminated by FTSE, a company owned equally by the LSE and The Financial Times Limited (the "FT"), in
association with the Institute and the Faculty of Actuaries. The FTSE 100 was
first calculated on January 3, 1984 with an initial base level index value of
1000 points. Publication of the FTSE 100 Index began in February 1984. Real-time
FTSE indices are calculated on systems managed by Reuters. Prices and foreign exchange rates used are supplied by Reuters.

INDEX COMPOSITION AND MAINTENANCE

The FTSE 100 Index is a free float weighted index that measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. The 100 stocks included in the FTSE 100 Index are selected from a reference group of stocks trading on the
LSE which are in turn selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The underlying stocks are selected from this reference group by selecting 100 stocks with the largest market value.

FTSE, the publisher of the FTSE 100 Index, is responsible for calculating, publishing and disseminating the FTSE 100 Index. The FTSE 100 Index is overseen by the FTSE's EMEA (Europe, Middle East and Africa) Committee, made up of independent senior industry representatives, which is responsible for the index review process.

FTSE can add, delete or substitute the stocks underlying the FTSE 100 Index or make other methodological changes that could change the value of the FTSE 100
Index. FTSE may discontinue or suspend calculation or dissemination of the FTSE
100 Index. Constituents of the FTSE 100 Index are reviewed quarterly in March,
June, September and December, by an index steering committee of the LSE, in order to maintain continuity in the level of the index. FTSE prepares information regarding possible companies to be included or excluded from the
FTSE 100 Index using the close of business figures from the Tuesday before a review. The review is then presented to the index steering committee for approval. The meetings to review the constituents are held on the Wednesday after the first Friday in March, June, September and December. Any constituent changes will be implemented on the next trading day following the expiry of the
London International Financial Futures Exchange futures and options contracts, which normally takes place on the third Friday of the same month.

Changes to the constituents can be prompted by new listings on the exchange, corporate actions (e.g., mergers and acquisitions) or an increase or decrease in a market capitalization. The underlying stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FTSE 100 Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the index steering committee, to be a viable component of the FTSE 100 Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization.

INDEX CALCULATION

The FTSE 100 Index is calculated by: (i) multiplying the per share price of each stock included in the FTSE 100 Index by the number of outstanding shares; (ii)
calculating the sum of all these products (such sum, the "FTSE Aggregate Market
Value") as of the starting date of the FTSE 100 Index; (iii) dividing the FTSE
Aggregate Market Value by a divisor which represents the FTSE Aggregate Market
Value on the base date of the FTSE 100 Index and which can be adjusted to allow changes in the issued share capital of

                                      S-23

individual underlying stocks including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits to be made without distorting the FTSE 100 Index; and (iv) multiplying the result by 1000.

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, of the FTSE 100 Index for each quarter in the period from January 1, 2001 through May 17, 2006. The closing level on May 17,
2006 was 5675.50. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the FTSE
100 Index in the future. The historical levels of the FTSE 100 Index are not necessarily indicative of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                           HIGH          LOW        PERIOD-END
                                       -----------   -----------    ----------
2001
First Quarter ......................     6334.50       5314.80        5633.70
Second Quarter .....................     5976.60       5463.10        5642.50
Third Quarter ......................     5716.70       4433.70        4903.40
Fourth Quarter .....................     5369.80       4785.60        5217.40
2002
First Quarter ......................     5323.80       5024.10        5271.80
Second Quarter .....................     5263.90       4531.00        4656.40
Third Quarter ......................     4685.80       3671.10        3721.80
Fourth Quarter .....................     4190.00       3730.50        3940.40
2003
First Quarter ......................     4009.50       3287.00        3613.30
Second Quarter .....................     4207.00       3684.80        4031.20
Third Quarter ......................     4314.70       3963.90        4091.30
Fourth Quarter .....................     4476.90       4169.20        4476.90
2004
First Quarter ......................     4559.10       4309.40        4385.70
Second Quarter .....................     4575.70       4395.20        4464.10
Third Quarter ......................     4608.40       4287.00        4570.80
Fourth Quarter......................     4820.10       4564.50        4814.30
2005
First Quarter ......................     5060.80       4783.60        4894.40
Second Quarter......................     5114.40       4789.40        5113.20
Third Quarter.......................     5494.80       5158.30        5477.70
Fourth Quarter......................     5638.30       5142.10        5618.80
2006
First Quarter ......................     6036.30       5633.80        5964.60
Second Quarter (through May 17) ....     6132.70       5675.50        5675.50

LICENSE AGREEMENT BETWEEN FTSE AND LEHMAN BROTHERS HOLDINGS

Lehman Brothers Holdings has entered into a non-transferable, non-exclusive license agreement with FTSE, which grants Lehman Brothers Holdings a license in exchange for a fee to use the FTSE 100 Index in connection with the issuance of the notes.

All rights to the FTSE 100 Index are owned by FTSE, the publisher of the FTSE
100 Index. Lehman Brothers Holdings, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE 100 Index. In addition, none of the LSE, the FT and FTSE has any relationship to Lehman Brothers Holdings or the notes. None of the LSE, the FT and the FTSE sponsors, endorses, authorizes, sells or promotes the notes, or has any obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the amount payable on the stated maturity date.

                                      S-24

THESE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FTSE OR
BY THE LSE OR BY THE FT AND NEITHER FTSE OR THE LSE OR THE FT MAKES ANY WARRANTY
OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS
TO BE OBTAINED FROM THE USE OF THE FTSE 100 INDEX AND/OR THE FIGURE AT WHICH THE
FTSE 100 INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE.
THE FTSE 100 INDEX IS COMPILED AND CALCULATED SOLELY BY FTSE. HOWEVER, NEITHER
FTSE OR LSE OR THE FT SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO
ANY PERSON FOR ANY ERROR IN THE FTSE 100 INDEX AND NEITHER FTSE OR THE LSE OR
THE FT SHALL BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

"FTSE(TM)" and "FTSE 100 Index(TM)" are trademarks of the LSE and the FT and are used by FTSE under license.

                                      S-25

                              THE NIKKEI 225 INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, NKS. NKS has no obligation to continue to publish, and may discontinue publication of, the Nikkei 225 Index. The consequences of NKS discontinuing publication of the Nikkei 225 Index are described in the section entitled "Description of the Notes - Discontinuance of one or more of the component indices; Alteration of method of calculation." Lehman Brothers
Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the Nikkei 225 Index.

The Nikkei 225 Index is a stock index calculated, published and disseminated by
NKS that measures the composite price performance of selected Japanese stocks.
The Nikkei 225 Index is currently based on 225 underlying stocks trading on the
TSE and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the Nikkei 225 Index are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE. Nikkei rules require that the 75 most liquid issues
(one-third of the component count of the Nikkei 225 Index) be included in the
Nikkei 225 Index. Futures and options contracts on the Nikkei 225 Index are traded on the Singapore Monetary Exchange, Ltd., the Osaka Securities Exchange
and the Chicago Mercantile Exchange.

COMPOSITION OF THE NIKKEI 225 INDEX

As of May 17, 2006, the 225 companies included in the Nikkei 225 Index were divided into six sector categories: Technology, Financials, Consumer Goods,
Materials, Capital Goods/Others and Transportation/Utilities. These sector categories are further divided into 36 Nikkei industrial classifications (with the number of companies currently included in each industrial classification indicated in parentheses):

Technology - Pharmaceuticals (8), Electrical Machinery (29), Automotive (9),
     Precision Instruments (6), Communications (4)

Financials - Banking (11), Other Financial Services (2), Securities (4),
     Insurance (4)

Consumer Goods - Fishery (1), Food (14), Retail (7), Services (9)

Materials - Mining (1), Textiles & Apparel (7), Pulp & Paper (4), Chemicals
     (16), Oil & Coal Products (3), Rubber Products (2), Glass & Ceramics (8),
     Steel Products (4), Nonferrous Metals (11), Trading Companies (8)

Capital Goods/Others - Construction (9), Machinery (14), Shipbuilding (2),
     Other Transportation Equipment (1), Other Manufacturing (3),
     Real Estate (4)

Transportation and Utilities - Railway/Bus (7), Other Land Transport (2),
     Marine Transport (3), Air Transport (2), Warehousing (1), Electric
     Power (3), Gas (2)

COMPUTATION OF THE NIKKEI 225 INDEX

While NKS currently employs the following methodology to calculate the Nikkei
225 Index, the NKS may modify or change such methodology in the future.

The Nikkei 225 Index is a modified, price-weighted index. Each stock's weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer. NKS calculates the Nikkei 225 Index by multiplying the per share price of each underlying stock by the corresponding weighting factor for that underlying stock (a "Weight Factor"), calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set on May 16, 1949 at 225, was 24.290 as of April 4, 2006, and is
subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing (Y)50 by the par value of the relevant underlying stock, so that the share price of each underlying stock when multiplied by its Weight
Factor corresponds to a share price based on a uniform par value of (Y)50. Each
Weight Factor represents the number of shares of the related underlying stock, which are included in one trading unit of the Nikkei 225 Index. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the underlying stocks, which is currently the TSE. The level of the

                                      S-26

Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the underlying stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any underlying stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new divisor, that is, the level of the Nikkei 225 Index immediately after the change, will equal the level of the
Nikkei 225 Index immediately prior to the change

Underlying stocks may be deleted or added by NKS. However, to maintain continuity in the Nikkei 225 Index, the policy of NKS is generally not to alter the composition of the underlying stocks except when an underlying stock is deleted in accordance with the following criteria. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the underlying stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock or transfer of the stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason; or transfer of the stock to the
Second Section of the TSE. In addition, a component stock transferred to the
"Kanri-Post" (post for stock under supervision) is in principle a candidate for deletion. Underlying stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by
Nikkei. Upon deletion of a stock from the Nikkei 225 Index, NKS will select, in accordance with certain criteria established by it, a replacement for the deleted underlying stock. In an exceptional case, a newly listed stock in the
First Section of the TSE that is recognized by NKS to be representative of a market may be added to the underlying stocks. As a result, an existing underlying stock with low trading volume and not representative of a market will be deleted.

THE TOKYO STOCK EXCHANGE

The TSE is one of the world's largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day.
Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special asked quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index, and these limitations may, in turn, adversely affect the trading price of the notes.

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, calculated in Japanese yen, of the Nikkei 225
Index for each quarter in the period from January 1, 2001 through May 17, 2006.
The closing level on May 17, 2006 was 16307.67. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the Nikkei 225 Index in the future. The historical levels of the Nikkei 225 Index are not necessarily indicative of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                      S-27

                                            HIGH          LOW         PERIOD-END
                                        ------------  ------------    ----------
2001
First Quarter ........................    14032.42      11819.70       12999.70
Second Quarter .......................    14529.41      12574.26       12969.05
Third Quarter ........................    12817.41       9504.41        9774.68
Fourth Quarter .......................    11064.30       9924.23       10542.62
2002
First Quarter ........................    11919.30       9420.85       11024.94
Second Quarter .......................    11979.85      10074.56       10621.84
Third Quarter ........................    10960.25       9075.09        9383.29
Fourth Quarter .......................     9215.56       8303.39        8578.95
2003
First Quarter ........................     8790.92       7862.43        7972.71
Second Quarter .......................     9137.14       7607.88        9083.11
Third Quarter ........................    11033.32       9265.56       10219.05
Fourth Quarter .......................    11161.71       9614.60       10676.64
2004
First Quarter ........................    11770.65      10365.40       11715.39
Second Quarter .......................    12163.89      10505.05       11858.87
Third Quarter ........................    11896.01      10687.81       10823.57
Fourth Quarter........................    11488.76      10659.15       11488.76
2005
First Quarter.........................     11966.69      11238.37       11668.95
Second Quarter........................     11874.75      10825.39       11584.01
Third Quarter.........................     13617.24      11565.99       13574.30
Fourth Quarter........................     16344.20      13106.18       16111.43
2006
First Quarter ........................     17059.66      15341.18       17059.66
Second Quarter (through May 17) ......     17563.37      16158.42       16307.67

LICENSE AGREEMENT BETWEEN NKS AND LEHMAN BROTHERS HOLDINGS

Lehman Brothers Holdings will enter into a non-exclusive license agreement with
NKS providing for a license to Lehman Brothers Holdings and certain of its affiliates or subsidiary companies, in exchange for a fee, to use the Nikkei 225
Index in connection with the notes.

The license agreement between NKS and Lehman Brothers Holdings will provide that the following language must be stated in this prospectus supplement.

The notes are not in any way sponsored, endorsed or promoted by NKS. NKS does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the Nikkei 225 Index or the level of the Nikkei 225 Index on any particular day or otherwise. The Nikkei 225
Index is compiled and calculated solely by NKS. However, NKS shall not be liable to any person for any error in the Nikkei 225 Index, and NKS shall not be under any obligation to advise any person, including any purchaser or vendor of the notes, of any error therein.

In addition, NKS gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225 Index and is under no obligation to continue the calculation, publication and dissemination of the Nikkei 225
Index.

"Nikkei" and "Nikkei 225" are the service marks of NKS. NKS reserves all the rights, including copyright, to the Nikkei 225 Index.

                                      S-28

                              THE S&P/ASX 200 INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the S&P/ASX 200 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, the ASX Committee. The ASX Committee has no obligation to continue to publish, and may discontinue publication of, the S&P/ASX 200 Index. The consequences of ASX Committee discontinuing publication of the S&P/ASX 200 Index are described in the section entitled "Description of the Notes - Discontinuance of one or more of the component indices; Alteration of method of calculation."
Lehman Brothers Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the S&P/ASX 200 Index.

The S&P/ASX 200 Index is Australia's premier large capitalization tradeable equity index, and is Australia's institutional benchmark. The S&P/ASX 200 Index was introduced in April 2000 and is maintained by the ASX Committee, a team of representatives from both Standard and Poor's, a division of McGraw-Hill, Inc.
("S&P"), and the ASX.

INDEX COMPOSITION AND MAINTENANCE

The S&P/ASX 200 is comprised of the S&P/ASX 100 stocks plus an additional 100 stocks selected by the ASX Committee. As of December 31, 2005, the S&P/ASX 200
Index represented approximately 78% of the total market capitalization of the
Australian market. The index essentially covers large-cap and mid-cap stocks evaluated for liquidity and size. The S&P/ASX 200 Index weights companies according to the Global Industry Classification Standard (GICS(R))(SM), which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions. Sector indices are available for the S&P/ASX 200 Index. Global
Industry Classification Standard (GICS)(SM) and GICS(SM) are service marks of
S&P and Morgan Stanley Capital International Inc., and GICS(R) is a trademark of
S&P and Morgan Stanley Capital International Inc.

Set forth below are the sector weightings of the securities included in the
S&P/ASX 200 Index as of December 31, 2005:

                              SECTOR WEIGHTINGS
                  --------------------------------------
                  Financials-x-Property..........  35.0%
                  Materials......................  21.2%
                  Property Trusts................   9.7%
                  Industrials....................   8.5%
                  Consumer Staples...............   6.4%
                  Consumer Discretionary.........   5.4%
                  Energy.........................   4.9%
                  Healthcare.....................   3.4%
                  Telecommunications Services....   3.3%
                  Utilities......................   1.5%
                  Information Technology.........   0.6%

The ASX Committee reviews constituents quarterly to ensure adequate market capitalization and liquidity. Both market capitalization and liquidity are assessed using the previous six months' worth of data. Quarterly review changes take effect on the third Friday of December, March, June and September. The weighting of constituents in the S&P/ASX 200 Index is determined by the free float assigned to each stock by the ASX Committee. Each index constituent's free float is reviewed as part of the March quarterly review.

Only stocks listed on the ASX are considered for inclusion in the S&P/ASX 200
Index. Stocks are assessed based on the average of their previous six-month day-end free float adjusted market capitalization. Only stocks that are actively and regularly traded are considered for inclusion in the S&P/ASX 200 Index. A stock's liquidity is measured relative to its size peers. A minimum free float threshold of 30% exists for a stock to warrant inclusion in the S&P/ASX 200
Index.

INDEX CALCULATION

The S&P/ASX 200 Index has a base value of 3000. Calculation for the S&P/ASX 200
Index is based on stock prices taken from the ASX. The official daily index closing values for price and accumulation indices are calculated after the market closes and are based on the last traded price for each constituent.

                                      S-29

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, of the S&P/ASX 200 Index for each quarter in the period from January 1, 2001 through May 17, 2006. The closing level on May 17,
2006 was 5217.50. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the
S&P/ASX 200 Index in the future. The historical levels of the S&P/ASX 200 Index are not necessarily indicative of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                           HIGH           LOW         PERIOD-END
                                       -----------    -----------     ----------
2001
First Quarter .......................    3364.30        3145.30         3147.20
Second Quarter ......................    3490.30        3192.30         3490.30
Third Quarter .......................    3450.00        2924.60         3049.50
Fourth Quarter ......................    3427.10        3098.90         3422.30
2002
First Quarter .......................    3497.60        3384.40         3414.80
Second Quarter ......................    3414.10        3179.40         3216.00
Third Quarter .......................    3258.40        2970.90         2970.90
Fourth Quarter ......................    3083.80        2896.60         3007.10
2003
First Quarter .......................    3077.00        2700.40         2885.20
Second Quarter ......................    3112.30        2882.20         3025.80
Third Quarter .......................    3235.30        3028.40         3169.50
Fourth Quarter ......................    3303.70        3159.20         3299.80
2004
First Quarter .......................    3438.40        3262.00         3415.30
Second Quarter ......................    3554.50        3345.50         3532.90
Third Quarter .......................    3665.00        3468.30         3665.00
Fourth Quarter.......................    4054.90        3659.60         4050.60
2005
First Quarter .......................    4266.40        4029.90         4109.90
Second Quarter.......................    4312.20        3947.10         4277.50
Third Quarter........................    4671.70        4229.20         4641.20
Fourth Quarter.......................    4772.50        4357.20         4763.40
2006
First Quarter........................    5129.70        4776.00         5129.70
Second Quarter (through May 17)......    5364.50        5162.50         5217.50

LICENSE AGREEMENT BETWEEN S&P AND LEHMAN BROTHERS HOLDINGS

Lehman Brothers Holdings has entered into a non-exclusive license agreement with
S&P, which grants Lehman Brothers Holdings and certain of its affiliated or subsidiary companies a license in exchange for a fee to use the S&P/ASX 200
Index in connection with certain securities, including the notes.

The license agreement between Lehman Brothers Holdings and S&P provides that the following language must be stated in this prospectus supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P or ASX. S&P and
ASX make no representation, condition or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P/ASX 200 Index to track general stock market performance. S&P's only relationship to Lehman Brothers Holdings is the licensing of certain trademarks and trade names of S&P and of the S&P/ASX 200 Index which is determined, composed and calculated by S&P without regard to Lehman Brothers Holdings or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings or the owners of the notes into

                                      S-30

consideration in determining, composing or calculating the S&P/ASX 200 Index.
S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P and ASX have no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF
THE S&P INDEXES FROM SOURCES THAT S&P CONSIDERS RELIABLE, BUT S&P ACCEPTS NO
RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR, ANY ERRORS, OMISSIONS OR
INTERRUPTIONS THEREIN. S&P AND ASX DO NOT GUARANTEE THE ACCURACY AND/OR THE
COMPLETENESS OF THE S&P INDEXES OR ANY DATA INCLUDED THEREIN. S&P AND ASX MAKE
NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON
OR ENTITY FROM THE USE OF THE S&P INDEXES OR ANY DATA INCLUDED THEREIN. S&P AND
ASX MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL CONDITIONS
AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE S&P
INDEXES OR ANY DATA INCLUDED THEREIN EXCEPT ANY IMPLIED CONDITION OR WARRANTY
THE EXCLUSION OF WHICH WOULD CONTRAVENE ANY STATUTE OR CAUSE ANY PART OF THIS
SECTION TO BE VOID.

                                      S-31

                              UNITED STATES FEDERAL
                             INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this prospectus supplement. If any information in the accompanying prospectus is inconsistent with this prospectus supplement, you should rely on the information in this prospectus supplement. Except where otherwise noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note at its initial offering price at original issue and does not deal with special situations. For example, except where otherwise noted, this summary does not address:

o    tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, investors in pass-through entities, tax-exempt entities or insurance companies;

o    tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

o    tax consequences to holders of notes whose "functional currency" is not the
     United States dollar;

o    alternative minimum tax consequences, if any; or

o    any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances.

The United States federal income tax treatment of securities such as the notes is not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the United States federal income tax consequences of the ownership of the notes, as well as the consequences arising to you under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

The following discussion is a summary of the material United States federal income tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

o    an individual citizen or resident of the United States;

o    a corporation (or any other entity treated as a corporation for United
     States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

o    an estate the income of which is subject to United States federal income taxation regardless of its source; or

o    any trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

A Non-United States holder is a beneficial owner (other than a partnership) of notes that is not a United States holder.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

GENERAL

No statutory, judicial, or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. As a result, significant aspects of the
United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue
Service will agree with the treatment described herein. Although the issue is not free from doubt, Lehman Brothers Holdings intends to treat, and by purchasing a note, for all tax purposes you agree to treat a note as a cash-settled financial contract giving rise to capital gain or loss as discussed below, rather than as a debt instrument. However, it is possible that the
Internal Revenue

                                      S-32

Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations, because the notes are in form debt instruments and the notes provide principal protection unless the basket level significantly declines over the term of the notes. The effect of these Treasury regulations would be to:

o    require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

o    result in the accrual of original issue discount by you based on the
     "comparable yield" of the notes even though no cash payments will be made to you; and

o    generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, or other disposition of the notes.

The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions. Except where noted, the remainder of this discussion assumes that the notes will be treated as a cash-settled financial contract giving rise to capital gain or loss.

SALE, EXCHANGE OR OTHER DISPOSITION, OR SETTLEMENT UPON MATURITY

Upon the sale, exchange, retirement, or other disposition or payment upon settlement at maturity of a note, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the note. The gain or loss will be treated as capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Your basis in the note will generally equal your cost of such note.

Lehman Brothers Holdings intends to report the recognition of gain or loss by you with respect to the notes only at maturity. In such case, when the note is cash-settled at maturity you will recognize gain or loss, as described above.

NON-UNITED STATES HOLDERS

The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a Non-United States holder of notes.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax or an individual who is a United States expatriate and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

UNITED STATES FEDERAL WITHHOLDING TAX

Based on the treatment of the notes described above, you should not be subject to United States federal withholding tax for payments received at maturity in respect of the note or any sale, exchange or other disposition of a note to the extent an issuer of stock underlying an index in the basket is not a United
States real property holding corporation as defined in Section 897(c)(2) of the
Code.

As discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal withholding tax. You should consult your own tax advisor regarding the United States federal income tax consequences of an investment in the notes.

UNITED STATES FEDERAL INCOME TAX

Based on the treatment of the notes described above, any gain or income realized upon payments received at maturity in respect of the note or any sale, exchange or other disposition of a note generally will not be subject to United States federal income tax unless (i) the gain or income is effectively connected with a trade or business in the United States of a non-United States holder, (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of payments received at maturity in respect of the note or any sale, exchange or other disposition, and certain other conditions are met or (iii) possibly to the extent the issuer or issuers of stock underlying an index in the basket are
United States real property holding corporations.

                                      S-33

UNITED STATES FEDERAL ESTATE TAX

If you are an individual Non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Non-United States holders should consult their own tax advisors regarding the potential United States federal estate tax consequences of an investment in the notes in light of their particular circumstances.

INFORMATION REPORTING AND BACKUP WITHHOLDING

If you are a United States holder of notes, information reporting requirements will generally apply to all payments received at maturity or upon the sale, exchange or other disposition of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a Non-United States holder of notes, Lehman Brothers Holdings must report annually to the Internal Revenue Service and to you the amount of all payments paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding or information reporting regarding payments
Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an IRS Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United
States or conducted through certain United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                                      S-34

                          CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement (a "plan") to acquire or hold the notes should consider whether an investment in the notes would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to
Title I of ERISA and/or Section 4975 of the Code ("ERISA plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3 (33)
of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

The acquisition or holding of the notes by an ERISA plan with respect to which
Lehman Brothers Holdings, Lehman Brothers Inc. or certain of their affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless those notes are acquired and held pursuant to and in accordance with an applicable exemption.
The Department of Labor has issued prohibited transaction class exemptions, or
"PTCEs", as well as individual exemptions that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes.

Each purchaser and holder of the notes or any interest in the notes will be deemed to have represented by its purchase or holding of the notes that either
(1) it is not a plan or a plan asset entity and is not purchasing or holding those notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) the purchase or holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with "plan assets" of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                                      S-35

                               BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that
Lehman Brothers Holdings will not issue certificates to you for the notes. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes.
Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with
DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the notes on DTC's records. Since you actually own the notes, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants'
records. DTC has no knowledge of your individual ownership of the notes. DTC's records only show the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

The trustee for the notes will wire payments on the notes to DTC's nominee.
Lehman Brothers Holdings and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. It is DTC's current practice, upon receipt of any payment, to proportionally credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or
Lehman Brothers Holdings.

Notes represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

o    DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by Lehman Brothers Holdings within 90 days; or

o    Lehman Brothers Holdings decides to discontinue use of the book-entry system.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures.

DTC has provided Lehman Brothers Holdings with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a
"banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency"
registered under the provisions of Section 17A of the Securities Exchange Act of
1934. DTC is owned by a number of its direct participants and by The New York
Stock Exchange, the American Stock Exchange LLC and the National Association of
Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

CLEARSTREAM AND EUROCLEAR

Links have been established among DTC, Clearstream Banking and Euroclear (two
European book-entry depositories similar to DTC), to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading.

                                      S-36

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agent of Clearstream and Euroclear, as participants in
DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment.
After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the notes will appear on the next day, European time.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending notes to the relevant
U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer notes against payment. The payment will then be reflected in the account of the
Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream or
Euroclear participant's account would instead be valued as of the actual settlement date.

                                      S-37

                                  UNDERWRITING

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc., the underwriter, and Lehman Brothers Inc. has agreed to purchase, the principal amount of the notes. The underwriter has advised Lehman Brothers Holdings that it proposes to initially offer the notes to the public at the public offering price indicated on the cover page of this prospectus supplement; it may also offer notes to certain dealers at the same price less a concession not in excess
of    % of the principal amount of the notes. After the initial public offering of the notes is completed, the public offering price and concessions may be changed.

Lehman Brothers Holdings has granted to the underwriter an option to purchase, at any time within 13 days of the original issuance of the notes, up to $
additional aggregate principal amount of notes solely to cover over-allotments.
To the extent that the option is exercised, the underwriter will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, underwriting discount and
proceeds to Lehman Brothers Holdings would be $      , $      and $      ,
respectively.

Lehman Brothers Holdings has agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments that the underwriter may be required to make relating to these liabilities.

The notes are a new issue of securities with no established trading market.
Lehman Brothers Holdings has been advised by the underwriter that it intends to make a market in the notes, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Lehman Brothers Holdings or an affiliate may enter into swap agreements or related hedge transactions with one of Lehman Brothers Holdings' other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

CERTAIN SELLING RESTRICTIONS

Argentina

The offering of notes has not been registered with the Comision Nacional de
Valores in order to be publicly offered in Argentina and therefore may not be offered or sold to the public in Argentina. Investors must consider the risks of the transaction before making an investment decision.

Brazil

The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores
Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied or distributed as a public offering in Brazil or be used in connection with any public offer for subscription or sale in Brazil.

British Virgin Islands

This prospectus supplement and the notes offered hereby have not been, and will not be registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this prospectus supplement.

Colombia

The notes have not been and will not be registered in the National Securities
Registry of Colombia or in the Colombian Stock Exchange. Therefore the notes may not be publicly offered or negotiated in Colombia.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member
State (the "Relevant Implementation Date") it, to the best of its knowledge after due inquiry, has not made and will not make an offer of notes to the public in that Relevant Member

                                      S-38

State, except that it may, with effect from and including the Relevant
Implementation Date, make an offer of notes to the public in that Relevant
Member State:

o    in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, and ending on the date which 12 months after the date of such publication;

o    at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

o    at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR43,000,000 and (3) an annual net turnover of more than EUR50,000,000, all as shown in its last annual or consolidated accounts; or

o    at any time in any other circumstances which do not require the publication by Lehman Brothers Holdings of a prospectus pursuant to Article 3 of the
     Prospectus Directive.

For the purposes of this provision, the expression "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that
Member State by any measure implementing the Prospectus Directive in that Member
State and the expression "Prospectus Directive" meant Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Germany

The notes may not be offered or sold in the Federal Republic of Germany other than in compliance with the provisions of the German Sales Prospectus Act
(Wertpapier-Verkaufsprospektgesetz) of December 13, 1990, as amended, and of any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities.

Ireland

The underwriter has represented, warranted and agreed that, to the best of its knowledge after due inquiry, (a) it has not offered or sold and will not offer or sell any notes in Ireland, and that it will not issue any application form for notes in Ireland, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, within the meaning of the Irish Companies Acts, 1963 to 2003 and (b) it has complied with and will comply with all applicable provisions of the Irish Investment Intermediaries
Act, 1995 (as amended) with respect to anything done by it in relation to the notes.

Panama

The notes have not been and will not be registered with the National Securities
Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the
"Panamanian Securities Law") and may not be publicly offered or sold within
Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic
of Panama.

Switzerland

The underwriter has agreed that, to the best of its knowledge after due inquiry, it has only offered or sold and will only offer or sell the notes in Switzerland in compliance with all applicable laws and regulations in force in Switzerland, and will, to the extent necessary, obtain any consent, approval, or permission required, if any, by it for the offer or sale by it of the notes under the laws and regulations in force in Switzerland.

The Netherlands

The underwriter has separately further agreed that, to the best of its knowledge after due inquiry, it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any notes other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, investment undertakings, pension funds,

                                      S-39

other institutional investors and finance companies and treasury departments of large enterprises).

United Kingdom

The underwriter has represented and agreed that, to the best of its knowledge after due inquiry:

o    it and each of its affiliates have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the
     "FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to
     Lehman Brothers Holdings; and

o    it and each of its affiliates have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

The offering of notes in Uruguay constitutes a private offering and the underwriter has agreed that the notes and Lehman Brothers Holdings will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

This offering is extraterritorial (non-Venezuelan), directed exclusively to clients of the underwriter and as such, no registrations or authorizations will be required from the Comision Nacional de Valores.

The underwriter has agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the notes or possesses or distributes this prospectus supplement, the base prospectus or any other offering material and will obtain any consent, approval or permission required by it for the offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales.

                                      S-40

                                [GRAPHIC OMITTED]

                                 $

                          LEHMAN BROTHERS HOLDINGS INC.

                    ABSOLUTE BUFFER NOTES DUE JUNE   , 2010
                    LINKED TO A BASKET OF FOUR STOCK INDICES

                                ----------------

                              PROSPECTUS SUPPLEMENT
                                  JUNE   , 2006

                              (INCLUDING PROSPECTUS
                               DATED MAY 18, 2005)

                                ----------------

                                 LEHMAN BROTHERS